Exhibit 99.1

Cohesant Inc. Completes Private Placement of Preferred Stock and Signs New Franchisees

BEACHWOOD, Ohio--(BUSINESS WIRE)--Cohesant Inc. (OTCBB: COHY) (“Cohesant”) today announced that it has completed the private placement of its Series A 8% Cumulative Convertible Preferred Stock at a price of $2.90 per share. A total of 465,518 shares of Series A Preferred Stock were sold in a second tranche, for an aggregate total of 724,138 shares with aggregate proceeds of $2,100,000. The preferred shares are presently convertible into 1,448,276 shares of common stock. The preferred shares were offered and sold only to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933. The proceeds from the sale of shares will be used for general corporate and working capital purposes.

The Company also announced the sale of CuraFlo franchises for the Tempe/Scottsdale/Eastern Phoenix territory in Arizona and Raleigh/Durham territory in North Carolina. Additionally, Central Coast Pipe Lining, Inc., the Company’s independent CuraFlo licensee for the central coast of California, expanded its territory to include Santa Clara County, California. The CuraFlo network now comprises of six franchisees and nine CuraFlo licensed dealers performing, it is estimated, over $20 million in annual pipe rehabilitation business. The Company began marketing its CuraFlo Franchises program in September 2007.

Finally, the Company wishes to report that it has obtained an update, for federal tax purposes, of the opinion with respect to the "fair market value" of the Company as of February 27, 2008, the date of the spin-off from Cohesant Technologies Inc. The update was obtained to reflect changes occurring since the original valuation was delivered on December 3, 2007. Based on the revised report, the fair market value of the special dividend received by Cohesant Technologies’ stockholders was $1.20 per share.

Further details regarding the private placement, the CuraFlo franchise sales and the revised fair market valuation opinion are more fully discussed in the Form 8-K that the Company is filing with the Securities and Exchange Commission today. Copies of the Company’s SEC filings may be obtained at no charge from the Company’s website www.cohesant.com or the SEC website www.sec.gov.

This news release is not an offer to purchase, nor a solicitation of an offer to sell, with respect to any securities.

Cohesant Inc., based in Beachwood Ohio, is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure and the design, development, manufacture and sale of specialty coatings and equipment used to apply such coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, and Raven.

Safe Harbor Statement

This communication contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available as of today’s date, and there is no assumed obligation to update any of these statements. The forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed. These forward-looking statements are made subject to significant risks and uncertainties that could cause actual results to differ materially from those stated. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cohesant Inc. undertakes no obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Cohesant Inc.
Morris H. Wheeler, 216-910-1700
Chairman & Chief Executive Officer